Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Senior Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME UP, 19.6%
FOR THE THREE MONTHS ENDING JUNE 30, 2004
AND 20.2% FOR THE FIRST SIX MONTHS OF 2004

CRANBURY NJ – JULY 19, 2004……1ST Constitution Bancorp (NASDAQ: FCCY) reported net income of $1,806,508 for the first six months of 2004, an increase of 20.2 percent over net income of $1,502,884 reported for the corresponding period in 2003. Diluted earnings per share were $1.10, an increase of 19.6 percent from the $0.92 per share reported for the first half of 2003. The return on average equity for the first half of 2004 was 15.23 percent and the return on average assets was 1.22 percent. By comparison, the first half of 2003 generated returns on average equity and assets of 14.21 percent and 1.15 percent respectively.

Net income for the second quarter of 2004 was of record proportions and reached $930,701, representing a 19.6 percent increase in net income over net income of $778,015 earned during the same period of 2003. Diluted earnings per share were $0.57, an increase of 18.7 percent from the $0.48 per share reported for the second quarter of 2003. For the second quarter of 2004, the return on average equity was 15.55 percent and return on average assets was 1.23 percent, as compared to a return on average equity of 14.40 percent and a return on average assets of 1.18 percent for the second quarter of 2003.

Net interest income for the second quarter ended June 30, 2004 was $2,974,049, an increase of 22.9 percent over the $2,419,106 in net interest income reported for the second quarter of 2003. Net interest income for the six months ended June 30, 2004 was $5,929,137, an increase of 23.4 percent over the $4,805,437 for the comparable period in 2003.

Robert F. Mangano, president and chief executive officer, attributed higher earnings for the current period to continuing momentum across a broad range of product lines, primarily relating to the Bank’s lending activities, deposit growth, and the continued generation of non interest income. Loans in all portfolio categories grew by 7.6 percent for the period, while deposits increased by 13.5 percent when compared to the first six months of last year.

At June 30, 2004, total assets reached $325.3 million, an increase of 10.6 percent from total assets of $294.0 million at June 30, 2003.

1ST Constitution Bancorp through its primary subsidiary, 1ST Constitution Bank, operates 9 branch banking offices in Cranbury (2), Jamesburg, Hamilton, Montgomery, Perth Amboy, Plainsboro, Princeton, and West Windsor. The Bank also operates a loan production office in Fort Lee, New Jersey.

1ST Constitution Bancorp is traded on the NASDAQ National Market under the trading symbol FCCY, and can be accessed through the Internet at www.1STCONSTITUTION.com

1st Constitution Bancorp Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Income Statement Data:
Interest income	$4,044	$3,534	$ 8,032	$ 7,061
Interest expense	1,070	1,115	2,103	2,255

Net interest income	2,974	2,419	5,929	4,806
Provision for loan losses	60	60	120	120

Net interest income after prov.for loan losses	2,914	2,359	5,809	4,686
Non-interest income	694	658	1,110	1,193
Non-interest expense	2,236	1,814	4,259	3,557

Income before income taxes	1,372	1,203	2,660	2,322
Income tax expense	441	425	853	819

Net income	$ 931	$ 778	$ 1,807	$ 1,503

Balance Sheet Data:
Total Assets			$ 325,280	$ 294,003
Loans, including loans held for sale			204,106	189,620
Allowance for loan losses			(1,907)	(1,785)
Investment securities available for sale			97,141	84,983
Investment securities held to maturity			5,958	6,627
Deposits			252,999	223,004
Shareholders’ Equity			23,963	22,150

Performance Ratios:
Return on average assets	1.23%	1.18%	1.22%	1.15%
Return on average equity	15.55%	14.40%	15.23%	14.21%
Net interest margin	4.21%	3.97%	4.28%	3.97%
Efficiency ratio	61.0%	60.9%	60.5%	61.1%

Asset Quality:
Loans past due over 90 days and still accruing			$ 0	$ 0
Nonaccrual loans			453	728
OREO property			9	59
Net charge-offs (recoveries)			0	5
Allowance for loan losses to total loans			0.93%	0.94%
Nonperforming loans to total loans			0.24%	0.41%

Per Share Data:
Earnings per share - Basic	$ 0.60	$ 0.50	$ 1.16	$ 0.96
Earnings per share - Diluted	$ 0.57	$ 0.48	$ 1.10	$ 0.92
Book value per share			$ 15.36	$ 14.17

* Certain June 2003 amounts have been reclassified to conform with the 2004 presentation.